INTERVIDEO, INC.

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

InterVideo, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-107441) on Form S-8 of InterVideo, Inc. and subsidiaries (the Company) of our report dated March 31, 2005, with respect to the consolidated balance sheets of Intervideo, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of the Company.

/s/    KPMG LLP

Mountain View, California

March 31, 2005